EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT


         THE EMPLOYMENT AGREEMENT made and entered into as of the first day of January 2000, among Bally Total Fitness Holding Corporation, a Delaware corporation ("BTFHC") and John W. Dwyer ("Employee").

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:

         1. EMPLOYMENT.

         (a) BTFHC hereby employs Employee in the capacity of Executive Vice President, Chief Financial Officer. BTFHC may employ Employee in such other capacities of equal status and responsibility as the Chief Executive Officer of BTFHC, or his designated representative, shall reasonably determine, and Employee hereby accepts such employment upon the terms and conditions herein set forth.

         (b) During the term of his employment, Employee will devote his best efforts to his employment and perform such duties consistent with his status as a senior executive in such capacities as the Chief Executive Officer of BTFHC shall reasonably assign to him. Employee will devote his entire working time and attention to the business and related interests of, and will be loyal to, BTFHC, and Employee agrees to render service on behalf of BTFHC and its subsidiaries or affiliates.

         (c) Employee shall not, without prior written consent of BTFHC, directly or indirectly, during the term of this Employment Agreement:

                  (i) Other than in the performance of duties naturally inherent to BTFHC's business and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, but this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and which are not in violation of subparagraph
         (ii) below or from engaging in Boards of Directors (subject to the approval of BTFHC's Chief Executive Officer) or charitable activities so long as such activities do not interfere with the performance of Employee's duties hereunder;

                  (ii) Engage in any activity competitive with or adverse to BTFHC's business or welfare, whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation, or otherwise, directly or indirectly, except that the ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed violative of this subparagraph (ii);

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                  (iii) Be engaged by any entity which conducts business with or acts as consultant or advisor to BTFHC, whether alone, as a partner, or as an officer, director, employee or shareholder, or otherwise, directly or indirectly, except that ownership of not more than one percent (1%) of the stock of any publicly traded corporation shall not be deemed violative of this subparagraph (iii).

         2. TERM. The term of this Employment Agreement shall begin on the effective date stated above ("commencement date") and shall continue for three
(3) years through December 31, 2002, unless terminated by either party pursuant to paragraphs 7 or 8.

         3. COMPENSATION.

         (a) In consideration of the services to be rendered by the Employee hereunder, BTFHC agrees to pay to the Employee, and the Employee agrees to accept, as compensation, the sum of Three Hundred Twenty-Five Thousand Dollars and No/100 Cents ($325,000.00) (the "Base Salary") for each twelve month period following the effective date of this Employment Agreement, which shall be paid on the regularly recurring pay periods established by BTFHC. The Base Salary shall be subject to periodic review for consideration of increase by BTFHC.

         (b) It is further understood by the parties that, pursuant to the policies of BTFHC, discretionary bonus payments may be made in addition to the Base Salary above provided.

         4. VACATION AND OTHER BENEFITS. Employee shall be entitled to a reasonable vacation each year of his employment with BTFHC as well as other employment benefits, including hospitalization, life insurance, death and retirement plans, an automobile allowance or the use of an automobile, and the like, afforded to senior executives of BTFHC of comparable status and tenure and consistent with that afforded under BTFHC's policies.

         5. EXPENSES. BTFHC shall pay all reasonable expenses incurred by Employee in the performance of his responsibilities and duties for BTFHC. Employee shall submit to BTFHC periodic statements of all expenses so incurred. Subject to such audits BTFHC may deem necessary, BTFHC shall reimburse Employee the full amount of any such expenses advanced by Employee promptly in the ordinary course.

         6. COVENANTS AND CONFIDENTIAL INFORMATION.

         (a) Employee agrees that for the applicable period specified below, he will not, directly or indirectly, do any of the following:

                  (i) Be engaged as a partner, officer, director, employee, shareholder or consultant by any entity which is engaged in the operation of health or fitness clubs within five (5) miles of any facility which (on the date Employee ceases to be employed hereunder) is owned, managed or under development to be owned or managed by BTFHC, its subsidiaries,

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         affiliates and/or its successors and assigns, or is owned by a franchisee of BTFHC, its subsidiaries, affiliates and/or its successor and assigns ("Facility"); provided, however, that the ownership of not more than one percent (1%) of the stock in a publicly-traded corporation shall not be deemed violative of this subparagraph 6(a)(i);

                  (ii) Induce any person who is an employee, officer, or agent of BTFHC, to terminate said relationship or employ, assist in employing or otherwise associate in business with any present, former or future employee or officer of BTFHC;

                  (iii) Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of BTFHC, the customer lists, inventions, ideas, discoveries, manufacturing methods, product research or engineering data or other trade secrets of BTFHC, it being acknowledged by Employee that all such information regarding the business of BTFHC compiled or obtained by, or furnished to, Employee while he shall have been employed by or associated with BTFHC is confidential information and the exclusive property of BTFHC.

         (b) The provisions of subparagraphs 6(a)(i), 6(a)(ii) and 6(a)(iii) shall be operative during the Term hereof except as hereafter provided in this subparagraph 6(b).

                  (i) In the event of a "Change in Control" (as defined in subparagraph 9(c)), the provisions of subparagraphs 6(a)(i) and 6(a)(ii) shall be operative only so long as the Employee remains an employee of BTFHC.

                  (ii) In any event, including a Change in Control or in the event Employee is terminated for illness or incapacity (as provided in subparagraph 7(a)) or for "Cause" (as defined in subparagraph 8(a)), the provisions of subparagraph 6(a)(iii) shall be operative until such time as the information becomes public knowledge other than through the act of Employee.

                  (iii) In the event Employee is terminated for Cause or for illness or incapacity (as provided in subparagraph 7(a)), the provisions of subparagraphs 6(a)(i) and 6(a)(ii) shall be operative during the Term of this Agreement and for one (1) additional year.

         (c) Employee expressly agrees and understands that the remedy at law for any breach by him of this paragraph 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that BTFHC shall be entitled to immediate injunctive relief and if the court so permits, may obtain a temporary order restraining any threatened or further breach. Nothing contained in this paragraph 6 shall be deemed to limit BTFHC's remedies at law or in equity for any breach by Employee of the provisions of this paragraph 6 which may be pursued or availed of by BTFHC. Any covenant on Employee's part contained hereinabove, which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages.

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         (d) Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon BTFHC under this paragraph 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to BTFHC, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of BTFHC and do not confer a benefit upon BTFHC disproportionate to the detriment to Employee.

         (e) For the purposes of this paragraph 6, the term "BTFHC" shall be deemed to include BTFHC and its subsidiaries and affiliates and the successors and assigns of it and its subsidiaries and affiliates, involved in the operation or management of a fitness center.

         (f) The covenants contained in this paragraph 6 shall be construed to extend to separate counties and adjacent counties, if applicable, of the states of the United States in which BTFHC and its subsidiaries, affiliates and its and their successors and assigns has a fitness center, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any one of said counties, said covenants shall not be affected thereby with respect to each other county, such covenants with respect to each county being construed as severable and independent.

         7. ILLNESS, INCAPACITY OR DEATH DURING EMPLOYMENT.

         (a) If the Employee is unable to perform his services by reason of illness or incapacity resulting in a failure to discharge his duties under this Employment Agreement for six (6) or more consecutive months, then upon three (3) days notice, BTFHC may terminate the employment of Employee under this Employment Agreement and Employee, upon such termination, shall be (i) paid his Base Salary on a pro-rata basis to the date of termination through the three (3) day notice period; plus (ii) any previously declared but unpaid bonuses; plus
(iii) reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for BTFHC through and including such three (3) day notice period; plus (iv) any other payment or benefit which Employee is then entitled to receive under any employment benefit plan, retirement plan or similar arrangement then maintained by BTFHC, in the amount and to the extent determined under the terms and conditions of any such plan.

         In the event of such termination, the Employee shall have the right, at his option, to the assignment of any and all insurance policies or health protection plans if said policies and plans permit assignment out of the group to the Employee.

         (b) In the event that BTFHC elects to terminate this Employment Agreement pursuant to Section 7(a) by reason of illness or incapacity, then Employee shall be entitled to the long-term disability (LTD) benefits provided to senior officers by BTFHC but in any event at no less than sixty percent (60%) of Base Salary as of the date of termination, without reference to set-off or caps existing in any LTD plan.

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         (c) In the event of Employee's death, all obligations of BTFHC under this Employment Agreement shall terminate other than the payment of that portion of his Base Salary on a pro-rata basis accrued to the date of death, any previously declared but unpaid bonuses, plus reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for BTFHC prior to and including such date.

         8. TERMINATION.

         (a) The employment of Employee under this Employment Agreement, and the term hereof, may be terminated by BTFHC for cause at any time. For purposes hereof, the term "cause" means:

                  (i) Employee's fraud or dishonesty;

                  (ii) Employee's willful misconduct or gross negligence in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder; or

                  (iii) Employee's material breach of any material provision of this Employment Agreement.

         (b) Any termination shall not be in limitation of any other right or remedy BTFHC or Employee may have under this Employment Agreement or otherwise.

         9. OPTIONAL TERMINATION UPON CHANGE OF CONTROL.

         (a) In the event that there is a "Change in Control" (as defined in this paragraph 9) of BTFHC and the successor in control, without cause, terminates this Employment Agreement, Employee shall be paid, a lump sum equal to twenty-four (24) months of his then Base Salary or an amount equal to his then Base Salary for the balance of the three year term, whichever is greater. The Employee shall also be paid an amount equal to twice the greatest bonus awarded for an individual calendar year after 1997 (regardless of when paid) but prior to the Change of Control. If the successor in control changes Employee's title or substantially changes his duties or functions from those which he previously performed hereunder or requires Employee to perform the majority of his duties at a location outside of the metropolitan area of Chicago, Illinois, the successor in control shall be deemed to have constructively terminated Employee's services without cause and Employee shall be entitled to payments set forth in this paragraph.

         In the event that there is a Change in Control (as defined in this paragraph 9) of BTFHC, Employee may, at his option, terminate this Employment Agreement at any time thereafter upon thirty (30) days written notice to BTFHC. If Employee exercises this right to terminate, he shall be
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paid the following amounts: (i) a lump sum amount equal to one-half (1/2) of his annual Base Salary as in effect at the time of exercise (or, if greater, at the time of the Change in Control); plus, (ii) his Base Salary on a pro-rata basis through and including the date of his employment termination; plus (iii) any previously declared but unpaid bonuses; plus (iv) reimbursement of all expenses reasonably incurred by Employee in performing his responsibilities and duties for BTFHC through and including the date of his employment termination; plus (v) any other payment or benefit which Employee is then entitled to receive under any employment benefit plan, retirement plan or similar arrangement then maintained by BTFHC, in the amount and to the extent determined under the terms and conditions of any such plan. All such payments shall be made no later than thirty (30) days after the last day of Employee's employment. In addition, Employee shall have the right, at his election, to the assignment of any and all insurance policies and/or health protection plans if said policies and plans permit assignment to Employee.

         A "Change in Control" shall, except as provided below, mean a change in control of BTFHC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (as in effect on the effective date of this Employment Agreement, the "Exchange Act"), whether or not BTFHC is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

                  (i) any "person" (as defined in subsections 13(d) and 14(d) of the Exchange Act), other than a person with which Arthur M. Goldberg or Lee S. Hillman is affiliated or of which he is a part, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
         Act), of securities of BTFHC representing twenty percent (20%) or more of the combined voting power of BTFHC's then outstanding securities;

                  (ii) during any period of two (2) consecutive years or less (not including any period prior to the effective date of this Employment Agreement) there shall cease to be a majority of the Board of Directors of BTFHC comprised of Continuing Directors (as defined below); or

                  (iii) the stockholders of BTFHC approve (1) a merger or consolidation of BTFHC with any other corporation, other than a merger or consolidation that would result in the voting securities of BTFHC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of BTFHC or such surviving entity outstanding immediately after such merger or consolidation, or (2) a plan of complete liquidation of BTFHC or an agreement for the sale or disposition by BTFHC of all or substantially all of its assets.

         Notwithstanding anything else contained herein to the contrary, the acquisition of BTFHC securities from BTFHC which issuance was approved by the Continuing Directors (as defined

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below) shall not, either on its own or in connection with any other acquisition of BTFHC securities prior thereto, be deemed to be a Change in Control for purposes of this Agreement.

         The term "Continuing Directors" shall mean individuals who constitute the Board of Directors of BTFHC as of the effective date of this Employment Agreement and any new director(s) whose election by such Board or nomination for election by BTFHC's stockholders was approved by a vote of at least two-thirds of the directors then in office who either were directors as of the effective date of this Employment Agreement or whose election or nomination for election was previously so approved.

         10. PARACHUTE PAYMENTS.

         (a) If it shall be determined that any payment, distribution or benefit received or to be received by Employee from BTFHC pursuant to this Agreement or any stock award or option plan maintained by Employer or its affiliates ("Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such tax referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment from BTFHC (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by Employee, after the calculation and deduction of any Excise Tax on the Payments (together with any penalties and interest that have been or will be imposed on Employee in connection therewith) and any federal, state and local income taxes, Excise Taxes and payroll taxes (including the tax imposed by Section 3101(b) of the Code) on the Excise Tax Gross-Up Payment provided for in this paragraph 10, shall be equal to the Payments. In computing the amount of this payment, it shall be assumed that Employee is subject to tax by each taxing jurisdiction at the highest marginal tax rate in the respective taxing jurisdiction of Employee, taking into account the city and state in which Employee resides, but giving effect to the tax benefit, if any, which Employee may enjoy to the extent that any such tax is deductible in determining the tax liability of any other taxing jurisdiction (provided that the highest marginal tax rate for federal income tax purposes shall be determined under Section 1 of the Code).

         (b) All determinations required to be made under this paragraph 10, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in subparagraph 10(a), shall be made by BTFHC's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to BTFHC and Employee within 15 business days after BTFHC makes any Payments to Employee. The determination of tax liability and the assumptions made by the Accounting Firm shall be subject to review by Employee's tax advisor, and, if Employee's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Employee's tax advisor shall jointly designate a nationally-recognized public accounting firm within five (5) business days after notice has been given to BTFHC of Employee's disagreement with the Accounting Firm's calculation, which shall make the determination within 15 business days after its appointment. If the parties cannot agree on a nationally recognized public accounting firm, then both parties shall select a nationally recognized public accounting firm who shall then jointly select a third nationally recognized

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public accounting firm which shall make the determination within 15 business days after its appointment. All fees and expenses of the accountants and tax advisors retained by either Employee or BTFHC shall be borne by BTFHC. Any Excise Tax Gross-Up Payment, as determined pursuant to this paragraph 10, shall be paid by BTFHC to Employee within five (5) days after the receipt of the determination, subject to applicable federal, state, local and Excise Tax withholding requirements. Any determination by a jointly designated public accounting firm shall be binding upon BTFHC and Employee, and shall not be subject to arbitration pursuant to Section 18.

         (c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by BTFHC that should have been made consistent with the calculations required to be made hereunder ("Underpayment"). In the event that the IRS, on audit, asserts that Employee has made an underpayment and Employee is required (by reason of settlement or otherwise) to make a payment of any Excise Tax, or if Employee is required to make one or more payments of Excise Tax to the IRS (and/or interest or penalties thereon) upon the filing of his original or amended tax returns which exceed the amounts taken into account in determining the initial Excise Tax Gross-Up Payment made pursuant to subparagraphs 10(a) and 10(b), then in either of such events any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in subparagraph 10(a) shall be promptly paid by BTFHC to or for the benefit of Employee. In addition, BTFHC will pay Employee an amount equal to any penalties, interest or additions to be assessed against him as a result of the underpayment, which amounts shall be grossed up for any federal, state, local or Excise Taxes payable with respect to such penalties, interest or additions to tax such that Employee receives a net amount equal to the penalties, interest and additions to tax assessed against him (determined in the same manner as described in subparagraph 10(a)). Employee shall not be obligated to contest any proposed assessment of any Underpayment and may settle any such audit action or proceeding involving an Underpayment at his discretion; provided, however, that Employee shall, upon notice of examination by the Internal Revenue Service, give notice thereof to BTFHC and BTFHC, at its sole cost and in its sole discretion, may, on behalf of Employee, defend and contest against any proposed Internal Revenue Service deficiency. In the event that BTFHC assumes the defense of the proposed deficiency, BTFHC shall immediately, upon written request of the Employee, secure all of its possible obligations to the Employee as provided for in this subparagraph 10(c) by either posting cash collateral in escrow or providing Employee with a "clean irrevocable letter of credit" in the amount of all of BTFHC's possible obligations to the Employee pursuant to this subparagraph 10(c). The terms of such escrow or clean irrevocable letter of credit shall be negotiated by BTFHC and Employee at such time and any dispute relating to such matters shall be settled in an arbitration pursuant to Section 18 of this Agreement. Employee agrees to execute any documents, including Powers of Attorney, that may be necessary to facilitate BTFHC's defense and/or contesting the Internal Revenue Service's assertions. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from BTFHC to Employee payable on the fifth day after demand by BTFHC (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

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         11. SEVERABLE. PROVISIONS. The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

         12. BINDING AGREEMENT. The rights and obligations of BTFHC under this Employment Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of BTFHC.

         13. ATTORNEYS' FEES. In the event Employee is required to commence an arbitration action to enforce the provisions of this Employment Agreement and Employee prevails in such action, BTFHC shall pay Employee's costs and expenses, including reasonable attorneys' fees, incurred in such arbitration and in any subsequent legal action brought to enforce the arbitration decision.

         14. NOTICES. Any notice to be given to BTFHC under the terms of this Employment Agreement shall be addressed to BTFHC at the address of its principal places of business, and any notice to be given to Employee shall be addressed to him at his home address last shown on the records of BTFHC, or at such other address as the parties may hereafter designate in writing to the other. Any such notice shall have been duly given when enclosed in a properly sealed envelope addressed as aforesaid, postage prepaid, registered or certified, return receipt requested, and deposited in a post office or branch post office regularly maintained by the United States Government.

         15. WAIVER. Either party's failure to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

         16. GOVERNING LAW. This Employment Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Illinois without reference to principles of conflict of laws.

         17. MISCELLANEOUS. Captions and headings used herein are for convenience only and are not a part of this Employment Agreement and shall not be used in construing it. This Employment Agreement constitutes the entire agreement between BTFHC and Employee with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver of this Employment Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

         18. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American
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Arbitration Association then pertaining in Chicago, Illinois and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this paragraph 18 shall be construed so as to deny BTFHC's right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Employee of any of his covenants contained in subparagraph 6(a) hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly elected as of the day and year first above written.

                                BALLY TOTAL FITNESS HOLDING
                                CORPORATION


ATTEST:
       ----------------         ----------------------------------------------
                                Harold Morgan                          "BTFHC"



                                ----------------------------------------------
                                John M. Dwyer                       "Employee"


Approved by the Compensation Committee of Bally Total Fitness Holding Corporation on ____________________, 2000.


                                ----------------------------------------------
                                Chairman, Compensation Committee - Bally Total Fitness Holding Corporation

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